Exhibit 2.3

Price Reset Agreement

This Price Reset Agreement (this “Reset Agreement”), dated as of December 27, 2012, by and among the parties identified on the signature pages hereto, sets forth certain additional rights and agreements relating to the New Shareholder and is intended by all Parties to supplement the Existing Shareholders’ Agreement. All capitalized terms not defined in this Reset Agreement shall have the meanings ascribed to them in the Joinder Agreement dated as of the date hereof by and between the Parties hereto and the Company. To the extent there is any conflict between this Reset Agreement, on one hand, and the Existing Shareholders’ Agreement and/or the Articles of Association or Joinder Agreement, on the other hand, this Reset Agreement shall control.

ARTICLE I

PRICE RESET IN CONNECTION WITH AN IPO

1.1          Price Reset.

(a)          If, during the period commencing on the date hereof and ending 18 months thereafter (the “Price Reset Period”), the Company consummates an initial public offering of its equity securities registered under the Securities Act or any similar law of any other jurisdiction (an “IPO”) and the initial offering price per share (the “IPO Price”) in such IPO is lower than the Price Reset Threshold Price then in effect, then the Sellers, severally and not jointly, shall transfer to the New Shareholder for no consideration from the New Shareholder, in proportion to the Shares sold by the Sellers pursuant to the Stock Purchase Agreement (with such transfer being structured in a manner so as to minimize any adverse tax impact on the New Shareholder and the Sellers), IPO Shares in an amount equal to the difference between (x) the product of (A) the aggregate number of Purchased Shares and Newly Issued Shares (as such terms are defined in the Stock Purchase Agreement) purchased by the New Shareholder from the Sellers and the Company pursuant to the Stock Purchase Agreement as adjusted pursuant to Article III of the Joinder Agreement (such number, the “Base Share Number”), multiplied by the Purchase Price then in effect (i.e., as adjusted pursuant to Article III of Exhibit D to Joinder Agreement), divided by (B) 80% of the IPO Price, minus (y) the Base Share Number. For purposes of clarity, the number of IPO Shares an individual Seller would be required to transfer to the New Shareholder pursuant to this Section 1.1(a) shall be equal to the total number of IPO Shares to be transferred as calculated pursuant to the preceding sentence multiplied by a fraction, the numerator of which is the number of Purchased Shares sold by such Seller pursuant to the Stock Purchase Agreement and the denominator of which is the aggregate number of Purchased Shares sold by all of the Sellers pursuant to the Stock Purchase Agreement. Nothing in this Section 1.1(a) shall be construed as a right of the New Shareholder to request the sale of any of the IPO Shares held by the New Shareholder in any IPO of the Company.

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(b)          If, during the Price Reset Period, the Company consummates an IPO and the IPO Price in such IPO is greater than the Price Reset Threshold Price then in effect, then the New Shareholder shall return to the Sellers for no consideration from them in proportion to the Purchased Shares sold by the Sellers pursuant to the Stock Purchase Agreement (with such transfer being structured in a manner so as to minimize any adverse tax impact on the New Shareholder, the Sellers) IPO Shares in an amount equal to the difference between (x) the Base Share Number minus (y) the product of (A) the Base Share Number multiplied by the Purchase Price then in effect, divided by (B) 80% of the IPO Price. For purposes of clarity, the number of IPO Shares to be returned to a Seller pursuant to this Section 1.1(b) shall be equal to the total number of IPO Shares to be returned by the New Shareholder as calculated pursuant to the preceding sentence multiplied by a fraction, the numerator of which is the number of Purchased Shares sold by such Seller and the denominator of which is the aggregate number of Purchased Shares purchased by the New Shareholder pursuant to the Stock Purchase Agreement. Nothing in this Section 1.1(b) shall be construed as a right of the New Shareholder to request the sale of any of the IPO Shares held by the New Shareholder in any IPO of the Company.

(c)          For the avoidance of doubt, during the Price Reset Period, in the event that the IPO Price in an IPO is equal to the Purchase Price then in effect, then no IPO Share transfer described in such paragraphs shall occur.

(d)          No fractional shares shall be issued pursuant to this Section 1.1. Any fractional shares shall be paid in cash.

(e)          Any transfer or return contemplated by this Section 1.1 shall be consummated in accordance with customary and mutually acceptable documentation, including representations and warranties as to title, authority, ownership free and clear of liens and encumbrances, no conflicts and the like. The Parties will bear their own expenses in connection with any such transfer or return, shall take commercially reasonable efforts to structure any such transfer or return in a tax-efficient manner for the Parties and shall take commercially reasonable efforts to do all things and execute all such documents reasonably necessary to effect the intent of this Section 1.1.

(f)          The Parties hereby agree to take all Necessary Action to effect any IPO Share transfers that may be required by this Section 1.1 within ten (10) days after the date on which the IPO is consummated. It is understood and agreed that any Party that is required to transfer IPO Shares pursuant to Section 1.1(a) or Section 1.1(b) above but does not hold sufficient number of IPO Shares to fulfill such requirement shall have an affirmative obligation to purchase IPO Shares (either from the Company or in the stock market or from any other third party and whether or not the per share price of such purchase is economically disadvantageous to such Party).

(g)          Upon any breach of this Section 1.1 by (i) any of the Sellers (but for each such Seller, only with respect to a breach of such Seller’s obligations and not of any obligation of any other Seller), or (ii) the New Shareholder, as the case may be, then the New Shareholder or the Sellers, individually or collectively, as the case may be, shall be entitled to exercise any legal, equitable or other applicable remedy. Without limiting the foregoing, the Parties recognize that a violation or imminent violation by any of them of this Section 1.1 will cause one or more of the other Parties irreparable harm that cannot be adequately compensated for in damages and, therefore, the non-breaching Party or Parties shall be entitled to, in addition to any and all other remedies available to it or them, injunctive relief and/or specific performance (but in the case of a breach by one or more Sellers, only against the breaching Seller or Sellers), without being required to: (i) show any actual damage or irreparable harm, (ii) prove the inadequacy of its or their legal remedies or (iii) post any bond or other security.

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ARTICLE II

MISCELLANEOUS

2.1          Definitions.

In addition to the definitions provided throughout this Reset Agreement and the Joinder Agreement (including Exhibit D thereto), the following terms, when capitalized, and in the case of the word “shares,” “registered,” “register” and “registration” even if not capitalized, shall have the following meanings for interpretation purposes:

“IPO Shares” shall mean Shares of the same class as are sold in an IPO.

“Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by Law) reasonably necessary to cause such result, which actions may include: (a) voting or providing a written consent or proxy with respect to the Shares of the Company; (b) causing the adoption of Shareholders’ resolutions and amendments to the Organizational Documents of the Company or any of its Subsidiaries; (c) removing any members of the Board of the Company or a Subsidiary thereof (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action) in the event they do not in such capacity take actions consistent with the Necessary Action; (d) executing agreements and instruments; and (e) making, or causing to be made, with Governmental Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.

“Price Reset Threshold Price” means, at any given time, the amount equal to 125% of the per share Purchase Price then in effect.

“Purchase Price” means an aggregate amount of U.S.$1.01842 per each Share; provided that, the per share Purchase Price may be adjusted from time to time pursuant to the Joinder Agreement (including Exhibit D thereto).

“register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” means any of the Sellers as defined in the Stock Purchase Agreement.

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“Shares” and “shares” means the (i) 327,488,970 shares of the Company, of one vote each, authorized and issued by the Company in accordance with the terms specified in the Organizational Documents; (ii) any shares issuable upon exercise or conversion of any stock option or any other convertible or exercisable securities; (iii) any shares of the Company issued and outstanding as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, any shares or other security of the Company; and (iv) all other shares of the Company that may be issued in the future, including without limitation, by virtue of any capital increase of the Company, or by way of exchange, capitalization of capital adjustment accounts, irrevocable capital contributions, distribution of stock dividends, capitalization of reserves, revaluations or other accounts, or any other distribution of fully paid in shares, as a result of a merger, spin-off and/or any other procedure which in any way involves a corporate restructuring or transformation of the Company, or by any other similar reason or circumstance.

“Shareholder” shall mean any holder of Shares of the Company.

“Stock Purchase Agreement” shall mean the Stock Purchase and Subscription Agreement, dated December 27, 2012, by and among the New Shareholder, the Shareholders named therein and the Company, pursuant to which the New Shareholder (i) purchased from each of the Shareholders a portion of the Shares held by such Shareholders and (ii) agreed to purchase additional newly issued Shares from the Company.

“Subsidiary” means, as to any Person, any other Person controlled by such first Person, whether directly or indirectly through one or more intermediaries.

“US$” and “US Dollar” shall mean the lawful currency of the United States of America.

2.2          Indemnification.

(a)          Indemnification by the Sellers. Each Seller severally, but not jointly, and for each such Seller, only with respect to such Seller’s obligations and not any obligation of any other Seller, shall indemnify Buyer, its shareholders, directors and representatives (each of them a “Buyer Indemnified Party”) and hold harmless all Buyer Indemnified Parties from and against any and all Losses (as defined in the Stock Purchase Agreement) incurred by the Buyer Indemnified Parties and arising out of or resulting from, or in connection with any breach by such Seller of any covenants or other agreements contained in this Reset Agreement; provided that, for purposes of this Section 2.2(a), all such Losses shall be computed net of (x) any amounts recovered by the Buyer Indemnified Parties from third parties within a period of thirty (30) months after the occurrence of the relevant loss as direct compensation, whether in whole or in part, for the relevant Loss (less any costs of recovery), and (y) insurance proceeds actually received by the Buyer Indemnified Party in respect of the relevant Loss (net of any increases in the cost to such Buyer Indemnified Party for such insurance as a result of the recovery of such insurance proceeds, including retrospective premium adjustments and experience-based premium adjustments). Notwithstanding the foregoing sentence, (i) nothing contained in this Section 2.2 shall be construed to require any Buyer Indemnified Party to maintain any insurance coverage, and (ii) in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds. It is expressly agreed that each of the Sellers shall have no indemnification obligation under this Section 2.2(a) with respect to a breach or covenant of any other Seller.

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(b)          Indemnification by Buyer. Buyer shall indemnify each Seller, its shareholders, directors and representatives (each of them a “Seller Indemnified Party”) and hold harmless all Seller Indemnified Parties from and against any and all Losses (as defined in the Stock Purchase Agreement) incurred by the Seller Indemnified Parties and arising out of or resulting from, or in connection with, any breach by Buyer of any covenants or other agreements contained in this Reset Agreement; provided that, for purposes of this Section 2.2(b), all such Losses shall be computed net of (x) any amounts recovered by the Seller Indemnified Parties from third parties within a period of thirty (30) months after the occurrence of the relevant Loss as direct compensation, whether in whole or in part, for the relevant Loss (less any costs of recovery), and (y) insurance proceeds actually received by the Seller Indemnified Party in respect of the relevant Loss (net of any increases in the cost to such Seller Indemnified Party for such insurance as a result of the recovery of such insurance proceeds, including retrospective premium adjustments and experience-based premium adjustments). Notwithstanding the foregoing sentence, (i) nothing contained in this Section 2.2(b) shall be construed to require any Seller Indemnified Party to maintain any insurance coverage, and (ii) in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds.

(c)          Notice of Claims; Settlements; Payments. The provisions of Section 6.5 of the Stock Purchase Agreement shall apply in respect of this Section 2.2 and are hereby incorporated by reference.

2.3          Other Miscellaneous

(a)          This Reset Agreement may not be assigned by any Party without the prior written consent of all other Parties and any assignment in violation thereof shall be null and void. This Reset Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

(b)          This Reset Agreement may be amended only by a written instrument signed by all of the Parties. No provisions of this Agreement shall be deemed waived except by an instrument in writing signed by the Party sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(c)          This Reset Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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(d)          If any term or provision of this Reset Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Reset Agreement or its application to other Persons and circumstances shall not be affected thereby, and each term and provision hereof shall be enforced to the fullest extent permitted by law.

2.4          Applicable Law; Consent to Jurisdiction and Service.

(a)          This Reset Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

(b)          All disputes arising out of or in connection with this Agreement (individually, a “Legal Dispute”), shall be referred to and finally settled under the then current Rules of the American Arbitration Association (the “Arbitration Rules”), by three arbitrators (the “Arbitrators”) appointed in accordance with the Arbitration Rules.

(c)          The Parties consent to the exclusive jurisdiction in the City of New York, New York, United States of America and the arbitration proceeding shall be held in the City of New York, New York, United States of America and shall be conducted in English.

(d)          The Arbitrators shall render their determination according to law and not ex aequo et bono. The Arbitrators’ award may be enforced in any court having jurisdiction thereon.

(e)          Each Party shall bear its own costs and attorney’s fees, and shall share equally in the fees and expenses of the Arbitrators. No punitive damages shall be awarded in any such arbitration.

(f)          Notwithstanding the foregoing, any Party to the Legal Dispute may require enforcement of the Arbitrators’ award before any competent court if the other Party does not comply with the award.

(g)          Each Party agrees that the notification in any action, proceeding or trial referred to in this Section 2.4 shall be considered effectively made if remitted to the addresses specified in Section 8.2 of the Joinder Agreement.

(h)          To the extent, if any, to which any of the Sellers or the New Shareholder or any of their respective properties may be deemed to have or hereafter to acquire immunity on the ground of sovereignty or otherwise, from any arbitral or judicial process or proceeding to enforce this Agreement or to collect amounts due hereunder (including, attachment proceedings prior to judgment or in aid thereof) in any jurisdiction (whether arbitral or judicial), each of the Sellers and the New Shareholder hereby waives such immunity and agrees not to claim the same.

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(i)          The Parties consent that any state or federal court located in the Borough of Manhattan, the City of New York, shall have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and with respect to the enforcement of any award rendered in any arbitration conducted thereunder.

(j)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)          Each Party waives any right or claim to post bond for costs (excepcion de arraigo) in connection with the enforcement of an arbitration award.

Notwithstanding any other provision of this Section 2.4, no Party to this Agreement shall be precluded from applying to a proper court within the jurisdiction identified in paragraph 2.4(c) for injunctive relief (including, but not limited to, any action to enforce the provisions of Section 1.1 pursuant to Section 1.1(g)) by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

2.5          Spousal Consent.

Mrs. Carolina Pinciroli, Martín Migoya’s spouse, Mrs. María Victoria Albornoz, Martín Gonzalo Umaran’s spouse, Mrs. Silvana Laura Gaggiotti, Néstor Augusto Nocetti’s spouse and Mrs. María Alejandra Fasce, Guibert Andrés Englebienne’s spouse, execute this Agreement to express their consent with the transactions contemplated hereunder in accordance with section 1,277 of the Argentine Civil Code.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Price Reset Agreement as of the date first above written.

Paldwick S.A.,

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Director, Attorney-in-fact

Endeavor Global Inc.

By:	/s/ Linda Rottenberg
Name: Linda Rottenberg
Title: Co-Founder and CEO, Endeavor

Riverwood Capital LLC

By:	/s/ Michael E. Marks
Name: Michael E. Marks
Title: Director

Riverwood Capital Partners (Parallel-B) L.P.

By: Riverwood Capital L.P., its general partner

By: Riverwood Capital GP Ltd., its general partner

By:	/s/ Michael E. Marks
Name: Michael E. Marks
Title: Director

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Riverwood Capital Partners L.P.

By: Riverwood Capital L.P., its general partner

By: Riverwood Capital GP Ltd., its general partner

By:	/s/ Michael E. Marks
Name: Michael E. Marks
Title: Director

Riverwood Capital Partners (Parallel-A) L.P.

By: Riverwood Capital L.P., its general partner

By: Riverwood Capital GP Ltd., its general partner

By:	/s/ Michael E. Marks
Name: Michael E. Marks
Title: Director

FTVentures III L.P.

By:	/s/ David Haynes
Name: David Haynes
Title: Managing Manager

FTVentures IIIN L.P.

By:	/s/ David Haynes
Name: David Haynes
Title: Managing Manager

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WPP Luxembourg Gamma Three S.à.r.l.

By:	/s/ Anne Ehrismann
Name: Lennart Stenke
Title: Manager

By:	/s/ Thierry Lenders
Name: Thierry Lenders
Title: Manager

Martín Migoya

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

Martín Gonzalo Umaran

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

Néstor Augusto Nocetti

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

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Guibert Andrés Englebienne

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

SPOUSAL CONSENT with the transactions contemplated under this Price Reset Agreement in accordance with section 1,277 of the Argentine Civil Code.

Carolina Pincirolli

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

Maria Victoria Albornoz

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

Silvana Laura Gaggiotti

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

Maria Alejandra Fasce

By:	/s/ Alejandro Candioti
Name: Alejandro Candioti
Title: Attorney-in-fact

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